Exhibit 23.1

Assentsure PAC UEN-201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated April 14, 2025, with respect to the consolidated financial statements of VS MEDIA Holdings Limited and its subsidiaries as of and for the years ended December 31, 2024 and 2023, in this Registration Statement on Form F-1. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Assentsure PAC

Singapore

April 21, 2025